Exhibit 99.B(p)(1)

Contents

SECTION 1 – Introduction	3
A. General Policy	3
B. Rebuttal of Presumption of Access Person Status	3
SECTION 2 – Using This Code of Ethics	4
A. Annual Certification	4
B. Restriction on Use	4
C. Duty to Report Violations of the Code	4
SECTION 3 – Confidential Information	4
SECTION 4 – Prohibition Against Fraud, Deceit and Manipulation	5
SECTION 5 – Excessive Trading of Shares of the SEI Funds	5
SECTION 6 – Sanctions	5
SECTION 7 – Recordkeeping	5
SECTION 8 – Service as a Director of a Public Company (Access, Investment and Portfolio Management Persons Only)	6
SECTION 9 – Personal Securities Trading (Access, Investment and Portfolio Management Persons Only)	6
A. Initial, Quarterly and Annual Transactions and Holdings Certifications	6
B. Establishing a New PSA	7
C. Pre-Clearance of Outside Business Activities, Private Securities Transactions and Initial Public Offerings	7

D. Discretionary Accounts	7
SECTION 10 – Additional Pre-Clearance Obligations (Investment and Portfolio Management Persons Only)	7
Glossary	10

SIMC Code of Ethics - August 23, 2021

SECTION 1 – Introduction

This Code is designed to reinforce SIMC’s principles of integrity and ethics. SIMC’s adherence to these principles is critical in an industry that is based on trust and fiduciary duty. This Code is also designed to enforce compliance with applicable regulation and best practices in the United States. The recordkeeping provisions of SIMC’s Compliance Manual are incorporated herein by reference.

All SIMC directors, officers and employees (including interns to SIMC) are considered Supervised Persons and are subject to this Code. Depending on the information to which you have access, you may also be considered an Access Person, Investment Person or Portfolio Management Person and are subject to additional obligations as set forth in the Code. You should note that certain portions of the Code may also apply to others, including certain members of your Immediate Family.

This Code is applicable to you not only as you conduct the business of SIMC, but as you conduct the business of SIMC’s affiliates and subsidiaries as well. Supervised Persons located in SIMC’s Global Offices are subject to this Code and may also be subject to additional codes, policies and procedures related to ethical conduct. You can obtain this Code and related documents from the compliance professionals in each office.

You are also subject to the Code of Conduct of SEI, which is incorporated herein by reference, as well as to various other compliance policies and procedures governing the activities of SIMC and its personnel including, without limitation, SIMC’s insider trading policies and procedures. The requirements and limitations of this Code are in addition to any requirements or limitations contained in the Code of Conduct or in other compliance policies and procedures applicable to SIMC and its personnel.

Strict adherence to the requirements of the Code is a fundamental part of your job. You must certify that you have read and understand the Code at the time of hiring and at least annually thereafter. The Asset Management Compliance team manages the SIMC Compliance program. If you have questions about how the Code applies to you, contact Asset Management Compliance at AssetManagementCompliance@seic.com.

Violation of this Code or of any business-specific requirement applicable to you may lead to disciplinary action, including termination of employment (See Section 6 – Sanctions).

A.            General Policy

You have a fiduciary obligation to SEI’s Clients when engaging in professional and personal activities. Specifically, you have a duty to:

•	Comply with the Code’s requirements;
•	Observe applicable ethical standards in the performance of your duties;

•	Adhere to the highest standards of loyalty, candor and care in all matters relating to SIMC and its Clients. This includes putting the interests of SIMC’s Clients before your own;

•	Conduct all business dealings consistent with the Code and in such a manner as to avoid any actual or perceived conflict of interest or any abuse of your position of trust and responsibility;

•	Maintain the confidentiality of the security holdings and financial circumstances of SIMC’s Clients;
•	Maintain your independence in the investment decision-making process;

•	Not use any material non-public information in securities trading or divulge such information to any persons except as this Code and other SIMC policies and procedures permit;

•	Comply with applicable federal and state securities laws; and
•	Report any violations of this Code promptly to Asset Management Compliance.

The Code sets out basic principles to guide you but is not intended to cover every ethical issue that may arise. Please contact Asset Management Compliance if you have questions or concerns regarding the Code.

B.            Rebuttal of Presumption of Access Person Status

For the purposes of this Code, all SIMC directors and officers are presumed to be Access Persons and thus are subject to the reporting requirements as described in the Code unless and until the presumption is rebutted.

This presumption may be rebutted as to these persons, but only if Asset Management Compliance makes a finding that such person, in connection with his or her regular functions or duties, (a) does not have access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; and (b) is not involved in making securities recommendations to clients, and does not have access to such recommendations that are non-public.

SIMC Code of Ethics - August 23, 2021

Prior to making a determination rebutting the presumption that a person is an Access Person, Asset Management Compliance will investigate all relevant facts and prepare a memorandum for the file which sets forth the facts demonstrating the rebuttal of the presumption, as well as the determination that such person is not, in fact, an Access Person for the purpose of this Code. Asset Management Compliance shall retain a copy of this memorandum in its files. Asset Management Compliance also shall maintain a list of all persons deemed Access Persons for the purpose of this Code. Asset Management Compliance shall review the list and reaffirm that it is accurate and complete no less frequently than on an annual basis.

SECTION 2 – Using This Code of Ethics

A.            Annual Certification

Asset Management Compliance will distribute at least once per year, a current copy of the Code and any amendments. You are required to annually certify that you have received and read the Code and any amendments, understand its provisions and agree to abide by its requirements.

B.            Restriction on Use

The Code is intended for use in connection with your job-related duties. You must obtain authorization from Asset Management Compliance, via email, before providing an outside person or entity with a copy of the Code. All copies of the Code provided to any outside person or entity must be provided in read-only format.

C.            Duty to Report Violations of the Code

If you become aware of conduct which you feel is unethical, improper, illegal, or is otherwise a violation of any provision of this Code, you are required to report such information to Asset Management Compliance as soon as practicable after discovering the violation. Concealing or covering up any violation of the Code is itself a violation of the Code. You are not authorized or required to carry out any order or request to cover up such a violation and if you receive such an order you must report it to Asset Management Compliance. You have a duty to cooperate fully with ethics investigations and audits, and to answer questions truthfully and to the best of your ability. If you report violations of the Code in good faith, you will not be subject to reprisal or retaliation for making the report. Retaliation is a serious violation of this Code and any concern about retaliation should be reported to Asset Management Compliance immediately. Any person found to have retaliated against you for reporting violations of the Code will be subject to appropriate disciplinary action. Asset Management Compliance will maintain a log of all violations of the Code. Violations are reported on a quarterly basis to the SIMC Board of Directors and may also be reported to the applicable manager and/or SEI Chief Compliance Officer or his or her designee as necessary.

SECTION 3 – Confidential Information

Ethical behavior includes safeguarding the security of confidential information. You are prohibited from revealing confidential information to any third party or anyone within SIMC that does not have a legitimate business reason for knowing such information. This applies even after you have terminated your employment or association with SIMC. Patentable and secret processes, product information, pricing and any other confidential information must remain that way. You are obligated to protect SIMC’s confidential information. Confidential information includes, but is not limited to, business, marketing and service plans; operational techniques; internal controls; compliance policies; methods of operation; security procedures; strategic plans; research activities and plans; portfolio and investment strategies and modeling; transactions; holdings; marketing or sales plans; pricing or pricing strategies; databases; records; salary information; any unpublished financial data and reports, including information concerning revenues, profits and profit margins; proprietary information; and any information concerning SIMC’s technology, such as systems, source code, databases, hardware, software, programs, applications, engine protocols, routines, models, displays and manuals, including, without limitation, the selection, coordination, and arrangement of the contents thereof and other confidential information and materials of SIMC, its affiliates, their respective clients or suppliers or other persons or entities with whom they do business.

SIMC Employees are not restricted or prohibited from initiating communications directly with, responding to any inquiries from, providing testimony before, providing SIMC Confidential Information to, or reporting possible violations of law or regulation to any governmental agency or entity, or self-regulatory authority, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, (collectively, the Regulators), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. You do not need the prior authorization of SIMC to engage in such communications, respond to such inquiries, provide such Confidential Information or documents, or make any such reports or disclosures. You are not required to notify SIMC that you have engaged in such communications, responded to such inquiries or made such reports or disclosures. Further, nothing in the Code prohibits or restricts you from filing a charge, responding to an inquiry, participating in an investigation, or providing testimony about SIMC or its Confidential Information by, with, or before any Regulator.

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All designated representatives from the Asset Management Compliance department will use their best efforts to assure that all requests for pre-clearance, all personal securities reports and all reports for securities holding are treated as personal and confidential. However, such documents will be available for inspection by appropriate regulatory agencies and other parties, such as counsel, within and outside SIMC as necessary to evaluate compliance with or sanctions under this Code.

SECTION 4 – Prohibition Against Fraud, Deceit and Manipulation

You may not, directly or indirectly, in connection with the purchase or sale of a Covered Security held or to be acquired by a Client:

•	Employ any device, scheme or artifice to defraud the Client;
•	Mislead such Client, including by making a statement that is untrue or omits material facts;
•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Client; or
•	Engage in any manipulative practice with respect to a Client or securities (including price manipulation of a security).

SECTION 5 – Excessive Trading of Shares of the SEI Funds

You may not engage in excessive short-term trading of shares of open-end funds within the SEI Funds where prohibited by the Prospectus. Each Fund’s policy on excessive short-term trading (including round trip trade restrictions) can be found in its Prospectus and Statement of Additional Information.

SECTION 6 – Sanctions

Any violation of the rules and requirements set forth in the Code may result in the imposition of such sanctions as Asset Management Compliance, management and/or general counsel, as applicable, may deem appropriate under the circumstances. These sanctions may include, but are not limited to:

•	Written warning;
•	Reversal of securities transactions;
•	Restriction of trading privileges;
•	Disgorgement of trading profits;
•	Fines;
•	Reporting to the SIMC Board of Directors;
•	Suspension or termination of employment; or
•	Referral to regulatory or law enforcement agency.

Factors which may be considered in determining an appropriate penalty include, but are not limited to: harm to clients; the frequency of occurrence; the degree of personal benefit to the person; the degree of conflict of interest; the extent of unjust enrichment; evidence of fraud, violation of law or reckless disregard of a regulatory requirement; and/or the level of accurate, honest and timely cooperation from the person.

SECTION 7 – Recordkeeping

Asset Management Compliance will:

•	Periodically review the personal securities transaction reports or duplicate statements filed by Access Persons, Investment Persons and Portfolio Management Persons and compare with the reports or statements of Investment Vehicles’ completed portfolio transactions. If Asset Management Compliance determines that a compliance violation may have occurred, Asset Management Compliance will give the person an opportunity to supply explanatory material.

•	Prepare an annual issues or certification report to the board of any Investment Vehicle that is a registered investment company that (1) describes the issues that arose during the year under this Code, including, but not limited to, material violations of and sanctions under the Code, and (2) certifies that SIMC has adopted procedures reasonably necessary to prevent SIMC personnel from violating this Code.

•	Prepare a written report to SIMC management outlining any violations of the Code together with recommendations for the appropriate penalties.

•	Preserve a record of approval granted for Outside Business Activities (OBA).

•	Preserve a record of approval granted for the purchase of securities offered in connection with an Initial Public Offering (IPO) or a private securities transactions, including the rationale supporting any decision.

•	Maintain records relating to this Code of Ethics in accordance with Rule 31a-2 under the 1940 Act and Rule 204-2 of the Advisers Act. They will be available for examination by representatives of the Securities and Exchange Commission and other regulatory agencies.

•	Preserve a copy of this Code that is, or at any time within the past five years has been, in effect in an easily accessible place for a period of five years.

SIMC Code of Ethics - August 23, 2021

•	Preserve a record of any Code violation and of any sanctions taken in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

•	Preserve a copy of each Holdings and Transactions Certification submitted under this Code, including any information provided in lieu of any such reports made under the Code, for a period of at least five years from the end of the fiscal year in which it is made, for the first two years in an easily accessible place.

•	Maintain a record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports, in an easily accessible place for a period of at least five years from the end of the calendar year in which it is made.

•	Preserve a record of any decision, and the reasons supporting the decision, to approve an employee’s acquisition of securities in an IPO or private securities transactions, for at least five years after the end of the fiscal year in which the approval is granted.

SECTION 8 – Service as a Director of a Public Company (Access, Investment and Portfolio Management Persons Only)

You are not permitted to serve as a director of a publicly traded company.

SECTION 9 – Personal Securities Trading (Access, Investment and Portfolio Management Persons Only)

A.            Initial, Quarterly and Annual Transactions and Holdings Certifications

You must disclose any Personal Securities Accounts1 (PSAs) that may contain Covered Securities in which you have a Beneficial Ownership Interest, including any Discretionary Accounts. All certifications are completed via the FIS Protegent PTA System (PTA). The content of such Certifications will comply with the requirements set forth in Rule 204A-1 of the Investment Advisers Act of 1940. Completed Certifications will be managed and reviewed by Asset Management Compliance.

•	Initial Reporting:

o	Complete the Initial Broker Accounts and Initial Holdings Certification within 10 calendar days of the hire/transfer date.

•	Quarterly Reporting:

o	Complete the Quarterly Accounts and Transaction Certifications within 30 calendar days of the end of each quarter.

•	Annual Reporting:

o	Complete the Annual Holdings Certifications and Annual Disclosure Information Document within 30 days after the calendar year ends.

All information submitted must be current within 45 calendar days prior to the date of the Certification. Any certifications that are past due will be reported to the SIMC Board of Directors.

Rule 204A-1 permits three exceptions to personal securities reporting. No reports are required:

•	with respect to transactions effected pursuant to an automatic investment plan;

•	with respect to securities held in accounts over which the access person had no direct or indirect influence or control (e.g. Discretionary Accounts) ; or

•	in the case of an advisory firm that has only one access person, so long as the firm maintains records of the holdings and transactions that rule 204A-1 would otherwise require be reported.

For the avoidance of doubt, securities that qualify for the above exceptions shall not be subject to holdings and transactions reporting under this Code. However, such accounts must be reported on your Quarterly Accounts Certification and 1) you must receive advance approval/confirmation from Compliance before availing yourself of one of the above exceptions, and 2) if at any time they cease to qualify for these exceptions, they must be reported.

SEI Stock, the SEI Employee Stock Purchase Plan (ESPP) and the SEI Employee Stock Option Plan (ESOP)

You are not required to report the purchase or sale of SEI Stock within the SEI ESPP. However, you must report on a Quarterly Transaction Certification your purchase or sale of SEI stock executed outside of an Automatic Investment Program (AIP), as well as the exercise of employee stock options under the ESOP.

SEI Capital Accumulation (401(k)) Plan and SEI Funds

1 PSAs that hold nonaffiliated open end mutual funds do not need to be disclosed.

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You are not required to report trades in SEI Funds done through the SEI Capital Accumulation (401(k)) Plan and SEI Funds trades done through an employee account established at SEI Private Trust Company. Any SEI Funds trades done in a different channel must be reported on a Quarterly Transaction Certification.

B.            Establishing a New PSA

When you establish a new PSA, you must promptly notify (1) Asset Management Compliance by inputting the account information into PTA, (2) make sure it is being reported on the next Quarterly Accounts and Transaction Certifications and (3) notify the Financial Institution maintaining the PSA that you are associated with SIMC. Statements for all PSAs that may contain Covered Securities in which you have a Beneficial Ownership Interest must be either (1) provided via electronic data feeds2 or (2) manually uploaded by the employee.

Electronic Data Feeds

•	Asset Management Compliance will notify the Financial Institution if you have SIMC’s permission to maintain the account (if necessary)

•	Asset Management Compliance will direct the Financial Institution to link the account by an electronic data feed via PTA.

Manual Statements (non-Electronic Data Feeds)

•	The transactions in accounts for which no electronic data feed is available must be manually entered into PTA.
•	Manual statement(s) must also be uploaded to PTA via the “Add Statement” button on a quarterly basis.

If you are also registered with SIMC’s affiliated broker/dealer, SIDCO, and already have duplicate account statements being sent to SIDCO, it is not necessary for you to request additional statements from the Financial Institution to PTA.

C.            Pre-Clearance of Outside Business Activities, Private Securities Transactions and Initial Public Offerings

An Access Person’s OBA, private securities transaction or IPO raises questions as to whether the employee is misappropriating an investment opportunity that should first be offered to eligible clients, or whether a portfolio manager is receiving a personal benefit for directing client business or brokerage. Approval of such investments should consider these factors. You must obtain pre-clearance, via PTA or email, from Asset Management Compliance before:

•	conducting any OBA or
•	acquiring (directly or indirectly) beneficial ownership in securities issued in an private securities transactions or IPO.

Both the Outside Business Activity and Private Securities Transactions/IPO Disclosure (SIDCO/SIMC) Form can be found in PTA. AIFMD regulatory requirements restrict the purchase of the UK Property Fund by all SIMC employees.

D.            Discretionary Accounts

If you maintain a Discretionary Account, you must:

•	Include the Discretionary Account in your Accounts Certification;
•	Facilitate provision of statements for any such account to Asset Management Compliance;
•	Certify to Asset Management Compliance that transactions in the account are, in fact, effected on a discretionary basis by the investment advisor.

If you have questions about whether your account is considered a Discretionary Account, please contact Asset Management Compliance. Asset Management Compliance reserves the right to contact the adviser to the Discretionary Account to verify the discretionary status of the account.

SECTION 10 – Additional Pre-Clearance Obligations (Investment and Portfolio Management Persons Only) Pre-Clearance

Investment and Portfolio Management Persons must pre-clear transactions in Covered Securities via PTA unless the transaction qualifies for the Small Transaction Exception discussed below. If approved, pre-clearance will be effective for two (2) business days. Day one of the pre-clearance period is the day that pre-clearance is obtained, and expiration occurs at the close of trading on the next business day. Exceptions may be made solely at the discretion of Asset Management Compliance.

2 New SIMC or SIDCO employees hired after July 1, 2021 will no longer be able to keep assets with brokers that do not provide electronic data feed. Please see the AMC Corporate Governance site for the full list of approved brokers.

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You are not required to pre-clear the following types of transactions:

•	Covered Securities Transactions in amounts that come within the Small Transaction Exception (discussed below);
•	Covered Securities Transactions in accounts over which you have no direct or indirect influence or control. This includes transactions in Discretionary Accounts;

•	Covered Securities Transactions that are non-volitional. This includes Covered Securities Transactions upon exercise of puts or calls written by you, sales from a margin account pursuant to a bona fide margin call, stock dividends, stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions;

•	Covered Securities Transactions made pursuant to an AIP; however, any transaction that overrides the preset schedule or allocations of the AIP must be pre-cleared with Asset Management Compliance and reported in a Quarterly Transaction Report;

•	Covered Securities Transactions upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired for such issuer;

•	Acquisitions of Covered Securities through gifts or bequests;

•	SEI Employee Stock Purchase Plan and Employee Stock Option Plan. Investment Vehicles (with the exception of the SIIT Large Cap Index Fund) do not hold SEI stock. Therefore, you do not have to pre-clear your transactions in SEI stock (even if executed outside an AIP) or the exercise of SEI stock options. These transactions must, however, be executed in compliance with SEI’s Insider Trading Policy, which is incorporated herein by reference.

•	SEI Funds. You are not required to pre-clear transactions in the SEI Funds as long as the trades are done through an account established at SEI Private Trust Company. Any SEI Fund trades done in a different channel must be pre-cleared.

•	SEI Capital Accumulation 401(k) Plan. You are not required to pre-clear transactions in the SEI Funds and Affiliated Mutual Funds in SEI’s Capital Accumulation 401(k) Plan.

•	Asset Management Compliance can grant exemptions from the personal trading restrictions in this Code (including preclearance obligations) upon determining that the transaction for which an exemption is requested would not result in a conflict of interest or violate any other policy embodied in this Code. Asset Management Compliance must document all exemptions that it grants.

Small Transaction Exception

Pre-clearance is not required for a purchase or sale of the same Covered Security of less than $25,000 per issuer over a five (5) business day period. For leveraged transactions such as derivative transactions (options, futures, etc.), the determination of a pre-clearance requirement must be made based on the total value of the underlying or associated assets (i.e., the notional value).

Example: If he/she buys 10 options contracts that gives her/him the right to purchase 1,000 shares of stock ABC at the strike price of $25 at some time in the future, pre-clearance is necessary although the premium paid for that option falls below the $25,000 threshold.

This exception does not apply to the acquisition of securities as part of a private securities transactions or IPO. Additionally, you must continue to adhere to the “Minimum Holding Periods” as set forth in the Code.

60-Day Minimum Holding Periods

The 60-day minimum holding periods are applicable for any purchase and sale or sale and purchase of the same Covered Security in which you have a Beneficial Ownership Interest. The 60 calendar days holding period starts on the NEXT day after the trade is executed. The holding periods are calculated on a First In First Out (FIFO) basis.

This prohibition3 does not apply to transactions resulting in a loss, or to futures or options on futures on broad-based securities indices or U.S. Government securities. This prohibition also does not apply to transactions in the SEI Funds, which are separately covered under the “Excessive Trading of Shares of the SEI Funds” section of this Code.

Blackout Periods on Purchases and Sales

Investment Persons may not purchase or sell, directly or indirectly, any Covered Security within 24 hours before or after the time that the same Covered Security is being purchased or sold by any Investment Vehicle. This includes any equity related security of the same issuer such as preferred stock, options, warrants and convertible bonds.

3 In situations such as financial hardship and/or life changing events, Investment and Portfolio Management Persons might request for an exception on a case of case basis with the discretion of AMC Compliance.

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Portfolio Management Persons may not purchase or sell, directly or indirectly, any Covered Security within 7 days before or after the time that the same Covered Security is being purchased or sold by any Investment Vehicle. This includes any equity related security of the same issuer such as preferred stock, options, warrants and convertible bonds.

SIMC Code of Ethics - August 23, 2021

Glossary

Access Persons are defined as any Supervised Persons who (a) have access to non-public information regarding any Client’s purchase or sale of securities, or non-public information regarding the portfolio holdings of any reportable fund; or (b) who are involved in making securities recommendations to Clients, or who have access to such recommendations that are non-public.

Note: SIMC directors and officers are presumed Access Persons unless the presumption is rebutted under certain circumstances as described in Section 1 (II).

Access Persons – For purposes of this Code, all persons on the following teams are considered to be Access Persons: list at bottom of file

Affiliated Funds – A list of current affiliated is available via the AMC Corporate Governance site.

Automatic Investment Program (AIP) – A program in which regular periodic payments (or withdrawals) are made automatically in (or from) investment accounts in accordance with a pre-determined schedule and allocation, including a dividend reinvestment plan.

Beneficial Ownership Interest/Beneficially Own – Under relevant securities laws, you have a beneficial ownership interest in securities (or beneficially own securities) if you, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have or share a direct or indirect pecuniary interest in the securities. A pecuniary interest in securities means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in those securities. You are presumed to have a pecuniary interest in securities held by members of your Immediate Family.

For example, you have a beneficial ownership interest in securities held within a PSA that is registered in your name or your Immediate Family member’s name. You also have beneficial ownership in securities held within a PSA if you (or an Immediate Family member) (1) obtain benefits from the PSA substantially equivalent to whole or partial ownership, even if indirectly or (2) directly or indirectly control investment decisions for the PSA.

Client – Any client of SIMC who has entered into a contractual arrangement with SIMC, including, but not limited to, individuals, institutions and Investment Vehicles.

Covered Securities Transaction – The purchase or sale of (or any other transaction in) a Covered Security, including the writing of an option to purchase or sell a Covered Security.

Covered Security – A Covered Security is any U.S. security except:

•	Direct obligations of the U.S. government;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
•	Annuity Plans;
•	Shares issued by money market funds;
•	Shares issued by open-end funds that are not Affiliated Mutual Funds; and

Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds other than Affiliated Mutual Funds

By way of example, a Covered Security may include a crowdfunded securities offering; note; stock; closed-end fund; exchange traded fund (ETF); commodity interests; bond; debenture; evidence of indebtedness; certificate of interest or participation in any profit sharing agreement; collateral trust certificate; pre-organization certificate of subscription; transferable share; investment contract; voting-trust certificate; certificate of deposit for a security; fractional undivided interest in oil, gas, or other mineral rights; any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof); or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency; or, in general, any interest or instrument commonly known as a security; or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

Discretionary Account – An account or blind trust in which you give a Financial Institution discretion as to the purchase or sale of securities or commodities, including selection, timing, and price to be paid or received. By so doing, you empower the Financial Institution to buy and sell without your prior knowledge or consent, although you may set broad guidelines for managing the account (e.g., limiting investments in blue chip stocks or banning investment in “sin” stocks). In order to be considered a Discretionary Account, you must not:

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•	Suggest purchases or sales of investments to the trustee or Financial Institution;
•	Direct purchases or sales of investments;
•	Provide final approval of purchases or sales of investments prior to a transaction (this is different than approving an investment strategy or goal with your Financial Institution); or
•	Consult with the trustee or Financial Institution as to the particular allocation of investments to be made in the account

Financial Institution – A broker-dealer, investment advisor, bank or other financial entity.

Immediate Family – A member of your immediate family includes your spouse or domestic partner, minor children, dependents and other relatives who share the same residence with you. Or any other person IF: (a) the person obtains from the securities benefits substantially similar to those of ownership (for example, income from securities that are held by a spouse); or (b) the person can obtain title to the securities now or in the future.

Initial Public Offering (IPO) – Generally refers to the first sale of stock by a private company to the public. IPOs are often issued by smaller, younger companies seeking the capital to expand, but can also be done by large privately owned companies looking to become publicly traded.

Investment Person – Any person that is an Access Person and who also directly oversees the performance of one or more sub-advisers for any Investment Vehicle, or obtains or is able to obtain prior or contemporaneous information regarding the purchase or sale of Covered Securities by any Investment Vehicle or Client.

For purposes of this Code, all persons on the following teams are considered to be Investment Persons:

•	IMU: Communication
•	IMU: Management
•	IMU: Manager Research
•	IMU: Risk Management
•	IMU: Solution
•	Institutional: Advice
•	Legal: Funds
•	Legal: SIMC (Compliance)
•	Private Wealth Management (client facing)
•	Private Wealth Management (operations)
•	Interns to these groups**

* Investment Personnel located in the UK (IMU UK Personnel) and Hong Kong (Hong Kong Personnel) are subject to this Code of Ethics. However, those IMU UK and Hong Kong Personnel are also separately subject to the SEI Investments Europe, Ltd. (SIEL) Personal Account Dealings Policy. Further, SIEL Compliance will report violations of its policy by these personnel to SIMC Compliance on a quarterly basis, and SIMC Compliance may take actions with respect to such violations as set forth in the SIMC Code of Ethics (which may be enforced in coordination with SIEL Compliance). IMU UK and Hong Kong Personnel will be subject to the same training and annual certification requirements to which all SIMC employees are subject, which is administered by SIMC Compliance.

** Temporary employees are excluded from this group

Investment Vehicle – Any registered Investment Company, unregistered product or other asset management account for which SIDCO services as underwriter for the investment vehicle.

Private Securities Transactions - A transaction that may occur outside normal market facilities or outside a securities brokerage account and includes, but is not limited to: limited offering, private placements, unregistered securities, private partnerships and investment partnerships.

An Access Person’s private placement purchase raises questions as to whether the employee is misappropriating an investment opportunity that should first be offered to eligible clients, or whether a portfolio manager is receiving a personal benefit for directing client business or brokerage. Approval of such investments should consider these factors.

Personal Securities Account (PSA) – Any personal account that may contain Covered Securities in which you have a Beneficial Ownership Interest or which permits you to transact in such securities. This includes accounts maintained with Financial Institutions (in your name or an Immediate Family members name) over which you maintain direct or indirect control or investment discretion. It also includes any trust for which you are a trustee or from which you benefit directly or indirectly and any partnership (general, limited or otherwise) of which you are a general partner or a principal of the general partner. For the avoidance of doubt, Discretionary Accounts are Personal Securities Accounts and must be reported.

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Portfolio Management Person – Any person that is an Access Person and who also purchases or sells Covered Securities for one or more Investment Vehicles or who is otherwise entrusted with responsibility and authority to make investment decisions regarding Covered Securities for one or more Investment Vehicles.

For purposes of this Code, all persons on the following teams are considered to be Portfolio Management Persons:

•	Global Banks AMD
•	IMU: Alternative Investments
•	IMU: Fixed Income Portfolio Management
•	IMU: Portfolio Management
•	IMU: Portfolio Strategies
•	Institutional Business Unit
•	Interns to these groups**

** Temporary employees are excluded from this group

SEI – Refers to SEI Investments Company, the parent company of SIDCO.

SIDCO – Refers to SEI Investments Distribution Co.

Asset Management Compliance – SIMC’s Chief Compliance Officer and supporting personnel and designees.

FIS Protegent PTA System (PTA) – SEI’s electronic personal trading system and vendor.

Supervised Person – For purposes of this Code, Supervised Persons are all directors, officers and employees of SIMC. This includes all Access Persons, Investment Persons and Portfolio Management Persons, as well as employees and interns** on any of the following teams:

•	AMD: US Asset Mgt
•	Goal Investor: Direct to Consumer
•	IMU: Management
•	Independent Advisor Solutions: Conversion
•	Independent Advisor Solutions: ASG Client Experience
•	Independent Advisor Solutions: ASG Management
•	Independent Advisor Solutions: Business Management
•	Independent Advisor Solutions: Client Administration
•	Independent Advisor Solutions: Demand Generation & Awareness
•	Independent Advisor Solutions: Digital First Distribution
•	Independent Advisor Solutions: Distribution & Engagement Management
•	Independent Advisor Solutions: Engagement Team
•	Independent Advisor Solutions: Investment Services
•	Independent Advisor Solutions: Investment Strategies
•	Independent Advisor Solutions: Marketing/Communication
•	Independent Advisor Solutions: National Accounts Team
•	Independent Advisor Solutions: Sales
•	Independent Advisor Solutions: Sales - Enterprise Team
•	Independent Advisor Solutions: Sales - Preferred Plus Team
•	Independent Advisor Solutions: Sales - Preferred/Core Value
•	Independent Advisor Solutions: Sales - Premier Team
•	Independent Advisor Solutions: National Accounts Team / Lead Generation
•	Institutional: Global Strategy
•	Institutional: Management
•	Institutional: Marketing
•	Institutional: RFP
•	Institutional: Sales
•	Institutional: Solutions
•	Legal: General Counsel
•	Private Wealth Management (non-client facing)
•	Private Wealth Management (non-client facing/mtkg)

** Temporary employees are excluded from this group

SIMC Code of Ethics - August 23, 2021